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                                                                    EXHIBIT 23.2

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Boyd Bros. Transportation Inc.:


We have audited the accompanying consolidated balance sheets of Boyd Bros. Transportation Inc. and subsidiary as of December 31, 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Boyd Bros. Transportation Inc. and subsidiary as of December 31, 2000, and the results of their operations and their cash flows for the years ended December 31, 2000 and 1999 in conformity with accounting principles generally accepted in the United States of America.


Deloitte & Touche LLP

Birmingham, Alabama
February 9, 2001 (March 28, 2001 as to the waiver letters described in Note 4)